EXHIBIT 10.1

August 1, 2018
David Tuck, M.D.
[address 1]
[address 2]

Dear David:
You previously indicated that you will be retiring from Curis, Inc. (the “Company”) on or about August 31, 2018, but would now like to retire as of August 3, 2018, which will be your last day of employment with the Company (the “Retirement Date”). This Letter Agreement, or Agreement, among other things, sets forth your agreement to provide continued cooperation and advisory services with the Company during the term of this Agreement in exchange for the compensation for such service set forth herein.

1.
Advisory Services. In consideration for your continued cooperation and agreement to perform the advisory services set forth on Schedule A hereto (the “Advisory Services”), the Company will provide the following:

a.
Monthly Retainer. During the Advisory Period (as defined below), the Company will pay you a monthly retainer of $35,000 for your continued cooperation and Advisory Services. All Advisory Services to be performed by you for the Company will be under the general supervision of the Chief Executive Officer of the Company, or such other officer of the Company as he may designate. Payment of any monthly retainer will be made in arrears within fifteen (15) days of the end of each month and payment for any partial month will be prorated. The Company may also reimburse you for reasonable documented out-of-pocket expenses incurred in the performance of the advisory services hereunder, upon prior written approval. You will submit itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. Invoices will be submitted to the following address via email: accountspayable@curis.com.

b.
Amendment to Stock Options. Reference is hereby made to the stock option agreements by and between you and the Company, each of which is listed on Schedule B hereto (the “Stock Option Agreements”), which collectively evidence your outstanding stock option awards (“Options”). Notwithstanding anything set forth in such Stock Option Agreements to the contrary, by signing below, you hereby agree that the Options shall cease to vest as of the Retirement Date such that on and after the Retirement Date you will only have the right to exercise the portion of your Options that had vested on or before the Retirement Date (the “Vested Portion”). In accordance with the terms of the Stock Option Agreements, you will still have until the date that is three months after the date you cease to be an Eligible Participant (as defined therein) (i.e., the date of termination or expiration of the Advisory Period), to exercise the Vested Portion, subject to the proviso set forth in each Stock Option Agreement that if, prior to the Final Exercise Date, you violate the NDA (as defined below) or other agreement with the Company, then your right to exercise the Vested Portion shall immediately terminate upon written notice to you from the Company describing such violation.

2.
Term; Termination. This Agreement shall commence on August 4, 2018 and continue until May 3, 2019 (such period, as it may be earlier terminated in accordance with the terms of this Agreement, the “Advisory Period”). You and the Company agree that this Agreement may be terminated in the following manner: (i) at any time upon the mutual written consent of the parties hereto, (ii) by the Company at any time if either

(1) you breach or threaten to breach the terms of that certain Invention, Non-Disclosure and Non-Competition Agreement, as specified in Section 5 below, in which case the Company can terminate this Agreement immediately, or (2) you material breach the terms of this Agreement, and fail to cure such breach within a period of five (5) days after written notice from the Company. In the event of termination, you shall be entitled to payment for services performed and (subject to the limitation set forth in Section 1(a)) for expenses paid or incurred prior to the effective date of termination that have not been previously paid. Such payment shall constitute full settlement of any and all claims of every description you may have against the Company.

3.
Cooperation. You agree to use your best efforts in the performance of your obligations under this Agreement. The Company will provide such access to its information and property as may be reasonably required in order to permit you to perform your obligations hereunder. You agree to cooperate with the Company’s personnel, to not interfere with the conduct of the Company’s business and to observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

4.
Status. Your relation to Company shall be that of an independent contractor and neither this Agreement nor the Advisory Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. You will not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. You shall not be deemed an agent for any purpose, is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company and shall have no authority to bind the Company.

5.
Continuing Obligations. - You acknowledge and reaffirm your confidentiality and non-disclosure obligations as well as your non-competition, non-solicitation and other obligations set forth in the Invention, Non-Disclosure and Non-Competition Agreement, dated April 23, 2015 (the “NDA”), which survive your end of employment with the Company. In addition, you agree that any Advisory Services provided hereunder will be subject to the terms of the NDA.

6.
U.S. Securities Laws. You hereby acknowledges that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling the securities of the Company or the securities of any company doing business with the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.
Patient Information. In furtherance of the terms of the NDA, you agree to maintain the confidentiality of any and all patient information including, without limitation, patient data, personal and medical information that you may receive in the course of performing the Advisory Services hereunder. You shall comply with all applicable federal and state laws and regulations governing patient privacy and confidentiality of health information, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) medical information, or the field of practice or service that you are providing hereunder.

8.
Debarment. You agree to conduct the Advisory Services in compliance with all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the industry. You hereby certify that you have not been debarred or disqualified by the FDA pursuant to 21 U.S.C. Sec. 355 (a) or (b) and 21 C.F.R. 312.70, respectively.

9.
Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business. Notwithstanding the foregoing, this Agreement is personal to you and you shall not have the right to assign or delegate any of your duties without the express written consent of the Company. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

12.	Survival. Sections 2, 4-7, and 9-12 shall survive the expiration or termination of this Agreement.

Very truly yours,

By:     /s/ Ali Fattaey, Ph. D.
Ali Fattaey
President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I intend that this Agreement becomes a binding agreement between me and the Company.

/s/ David Tuck, M. D.___________________ David Tuck, M.D.	August 1, 2018_________________ Date

SCHEDULE A
ADVISORY SERVICES
You agree to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to:

–	clinical program data analysis and output;

–	clinical development PI engagement;

–	research and translational external engagement and analysis; and

–	biomarker analysis and bioinformatics infrastructure.

In addition, if so requested, you agree to meet with the Chief Executive Officer of the Company, or such other officer of the Company as he may designate, once per calendar quarter during the performance of your Advisory Services.

SCHEDULE B
STOCK OPTION AGREEMENTS

Date of Stock Option Agreement	Stock Option Agreement Number	Curis Stock Plan	Number of Securities Underlying Options (post reverse stock split)	Exercise Price Per Share (post reverse stock split)	Vested Portion As Of Retirement Date
05/27/2015	CU001755	Amended and Restated 2010 Stock Incentive Plan	22,500	$16.00	15,625
05/27/2015	CU001756	Amended and Restated 2010 Stock Incentive Plan	7,500	$16.00	6,874
11/30/2015	CU001770	Amended and Restated 2010 Stock Incentive Plan	2,919	$13.70	0
11/30/2015	CU001771	Amended and Restated 2010 Stock Incentive Plan	27,080	$13.70	18,750
03/29/2016	CU001824	Amended and Restated 2010 Stock Incentive Plan	3,750	$7.55	0
03/29/2016	CU001825	Amended and Restated 2010 Stock Incentive Plan	56,250	$7.55	33,751
02/14/2017	CU001919	Second Amended and Restated 2010 Stock Incentive Plan	12,126	$13.15	0
02/14/2017	CU001920	Second Amended and Restated 2010 Stock Incentive Plan	94,673	$13.15	40,050
05/15/2018	CU002123	Third Amended and Restated 2010 Stock Incentive Plan	11,030	$3.45	0
05/15/2018	CU002124	Third Amended and Restated 2010 Stock Incentive Plan	95,970	$3.45	0